Exhibit 10.52

November 3, 2003

David B. Cooper, Jr.

1400 Marina Way South

Richmond, CA 94804

Dear David,

It is a pleasure for me to provide you with this letter agreement setting forth the terms of your offer of employment with QRS Corporation (“QRS” or the “Company”).

POSITION

SVP and Chief Financial Officer

REPORTING TO

Chief Executive Officer

LOCATION

Richmond, California

START DATE

November 12, 2003

ANNUAL COMPENSATION:

Your annual compensation, incentive compensation and performance evaluation will be administered by QRS’ Chief Executive Officer and reviewed by the Compensation Committee of the Board of Directors. Your annual compensation shall be as follows:

1.	Your annual base compensation will be $275,000. QRS employees are paid semi-monthly (i.e., on the fifteenth and last working day of each month).

2.	In addition, your annual target incentive compensation shall be 50% of your base compensation or $137,500. The actual incentive compensation that you receive shall be based upon the performance of the Company as a whole and your individual performance during the calendar year as described below under annual incentive compensation components. Unless otherwise provided herein, you must be present at the end of the calendar year to receive your target incentive compensation. For your employment in 2003, your bonus will be no less than 100% of the target level (pro rated for the term of your employment in 2003). Your total annual target compensation is the sum of your base compensation and your target incentive compensation. Your compensation, including incentives, will be reviewed in 2004 and each

1.

3.	year thereafter in conjunction with the year-end evaluation of your performance. If there is a material increase in the nature of your responsibilities, your compensation will be reviewed for increase at that time.

ANNUAL INCENTIVE COMPENSATION COMPONENTS:

1.	General Corporate Financial Objectives— Seventy-five percent (75%) of your incentive compensation shall be based upon the extent to which QRS achieves its overall financial objectives as defined by the applicable annual operating plan approved by the Board of Directors. For example, if QRS achieves 100% of its overall financial objectives, then you shall have earned 75% of your target incentive compensation. Should the Company not achieve the financial objectives set forth in the operating plan, your incentive compensation will be subjectively determined based upon your performance against your objectives and the Company’s determination as to available incentive compensation funding. The calculation of and timing of any payouts for the corporate component of your incentive compensation shall be consistent with the incentive compensation program adopted by the Compensation Committee for the Executive Leadership Team as a whole.

2.	Personal Strategies and Objectives—Twenty-five percent (25%) of your incentive compensation is subject to fulfillment of your specific objectives as Chief Financial Officer as identified in writing from time to time by QRS’ Chief Executive Officer. Such factors may include the overall performance of you and your direct reporting organization in meeting Company and individual responsibilities, developing and executing appropriate Company strategies, achieving a high degree of customer service and loyalty, ensuring employee satisfaction and retention, and supporting overall Company objectives, and all of such factors will be factors which may be directly affected by the actions of the CFO. The calculation of and timing of any payouts for the personal component of your incentive compensation shall be consistent with the incentive compensation program adopted by the Compensation Committee for the Executive Leadership Team as a whole.

LONG-TERM INCENTIVES:

It will be recommended that the Company grant you a stock option for 60,000 shares and a restricted share right award for 55,000 shares, each in accordance with the Company’s 1993 Stock Option/Stock Issuance Plan. This recommendation will be presented to the Compensation Committee of the Board of Directors for its approval within 5 business days from the date on which you become employed by QRS.

The grant date for your stock option grant set forth above shall be the date the Board approves the grant, and the option price will be established by the closing price of the stock on that date.

Your stock options will vest over a four-year period with 25% vesting beginning on the anniversary of the grant date and the remainder vesting in equal monthly increments thereafter. If your employment terminates for any reason, the options that have vested as of your termination date shall remain exercisable for twelve (12) months after the termination of your service with the Company, provided that no option may be exercised after the specified expiration date of the option term.

2.

Your restricted share rights will vest in full on the third anniversary of your grant date.

REIMBURSEMENT OF REASONABLE BUSINESS EXPENSES:

QRS will reimburse you for all business expenses reasonably incurred by you in the performance of your duties hereunder. You will adhere to QRS’ travel and entertainment polices and procedures, submit expense reports with appropriate vouchers, receipts, and other substantiation of such expenses within thirty (30) days after they are incurred. You should expect prompt reimbursement.

BENEFITS:

In addition to the benefits available to all QRS associates as defined in the Employee Handbook, as Chief Financial Officer you are provided with additional benefits as follows:

Life Insurance—The Company shall purchase and maintain in effect term life insurance sufficient to provide a benefit equal to two times your annual base salary.

Long-Term Disability Insurance—The Company shall purchase and maintain in effect long-term disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you. The Company shall adjust your base compensation to include an amount sufficient to compensate you for the federal and state taxes for which you will be responsible on account of the additional income reported on account of this disability insurance benefit.

Liability Insurance—The Company shall purchase and maintain in effect for the period of relevant statute(s) of limitation, sufficient Director’s and Officer’s liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an officer of QRS, including any actions filed after you cease your duties as a Director or Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws, a full indemnification for you as a QRS officer, to the maximum extent permissible under Delaware law. The Company shall retain the sole discretion to determine the amount and form of Director’s and Officer’s liability insurance that is sufficient to provide you with reasonable coverage.

PTO—You will be entitled to 10 holidays per calendar year and 20 PTO (Personal Time Off) days per calendar year. A prorated portion of PTO is accrued each pay period. PTO may be used for vacation, illness, or other purposes at your discretion. A maximum of 35 days of unused PTO may be accrued. Once you have reached this cap, PTO will cease to accrue until the balance is reduced.

3.

TERMINATION AND SEVERANCE:

This position is for no set period or term and just as you have the right to resign your position at any time, for any reason, QRS reserves the right to terminate your employment at any time, with or without good cause and with or without advance notice.

If the Company terminates your employment without cause under circumstances not entitling you to severance and accelerated vesting under “Change of Control” below, you will become entitled to severance pay equal in the aggregate to six months of your total annual targeted compensation at the level in effect at the time of your termination. As a condition of receiving the severance benefits set forth in this paragraph, you must sign a written release in a form acceptable to the Company of any known and unknown claims by you against the Company arising out of your employment, excluding any claims for indemnification against claims made by third parties, and any time period during which you may revoke such release must lapse. Such severance pay will be made in three equal installments with the first payment occurring prior to the later of (a) ten days following the termination of your employment or (b) ten days following the receipt of your written release and expiration of any revocation period and the remaining two payments to be made three and six months following the date that the Company terminates your employment. All such payments will be subject to applicable deductions and withholding taxes. The Company will also make COBRA payments on your behalf for six (6) months following your termination. You shall receive no severance benefits under this paragraph if the Company terminates your employment for cause or you voluntarily resign your position.

For purposes of this agreement, termination “for cause” shall mean the Company’s termination of your employment for any of the following reasons: (1) your failure to perform in a diligent or competent fashion consistent with your position as Chief Financial Officer the material duties of your job after a written demand for such performance is delivered to you by the Company that identifies the manner in which you have not substantially performed those duties and that provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary or legal obligations as an officer of the Company, (3) your failure to follow in a material respect Company policies or directives applicable to your position, (4) any willful misconduct on your part or (5) any unauthorized activity on your part that creates a material conflict of interest between you and the Company after you have been provided a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS:

1.	Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company’s 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently involuntarily terminated other than for “Misconduct” (as defined below) within twelve (12) months or (ii) you subsequently resign within twelve (12) months by reason of a material reduction in your base compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction of base compensation, total target compensation and benefits), a material reduction in your duties or responsibilities, or a change in your principal place of employment that increases your commute by more than 25 miles, then you will be entitled to severance pay equal in the aggregate to the amount of your targeted total annual compensation at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction

4.

or Change in Control. The payments set forth in this paragraph shall be made in three equal installments with the first payment occurring within ten days following the termination of your employment and the remaining two payments to be made three and six months following the date that the Company terminates your employment. In addition, you shall be entitled to receive at the time of your termination the pro-rata amount (based upon the length of your employment during the fiscal year) of your annual incentive compensation calculated at 100% of your target incentive compensation for the period of your service during the fiscal year.

The Company shall also make COBRA payments on your behalf for a period of 12 months from the date you resign or are terminated.

2. a.	Except to the extent otherwise provided in paragraph 3 below, should a Corporate Transaction or Change in Control occur during your employment with the Company, then all of your outstanding options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares.

b.	Except to the extent otherwise provided in paragraph 3 below, should a Corporate Transaction or Change in Control occur during your employment with the Company: (i) prior to June 30, 2004 and the per share consideration for such transaction is less than $14.00, then 50% of your unvested restricted share rights for QRS stock will immediately vest at the time of such Corporate Transaction or Change in Control;

(ii)	prior to June 30, 2004 and the per share consideration for such transaction is equal to or greater than $14.00, then all your unvested restricted shares rights of QRS stock will vest at the time of such Corporate Transaction or Change in Control;

(iii)	on or after June 30, 2004, then all of your unvested restricted share rights for QRS stock will immediately vest at the time of such Corporate Transaction or Change of Control.

3.	However, the following limitation will be in effect for (i) all of your unvested restricted share rights for QRS stock and (ii) any unvested options that are to be assumed by the successor entity (or parent company) or otherwise continued in effect or which are to be replaced with a cash incentive program that preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price): The accelerated vesting of those unvested restricted share rights and options will be limited to the extent and only to the extent necessary to assure that the parachute payment attributable to the accelerated vesting of those share rights and options, when aggregated with any other compensation that constitutes a parachute payment, would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

To the extent one of more of your options or unvested restricted share rights do not vest on an accelerated basis upon a Corporate Transaction or Change in Control by reason of such limitation, those options will continue to become exercisable in accordance with the exercise

5.

schedule indicated in the respective grant notices for those options, and those unvested restricted share rights will continue to vest in accordance with the vesting schedule set forth in the applicable restricted share right agreements. However, following a Corporate Transaction or Change in Control should either (i) your employment be involuntarily terminated other than for Misconduct or (ii) you resign by reason of a material reduction in your base compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment that increases your commute by more than 25 miles, at the time of such Corporate Transaction or Change in Control or within twelve (12) months thereafter, then each of your outstanding options, to the extent not otherwise fully exercisable at that time, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. In addition, each of your unvested restricted share rights which would have vested upon such Corporate Transaction or Change in Control but for the limitation of the first paragraph on this Section 3 will immediately vest upon such a termination of employment or your resignation.

4.	If acceleration of vesting of your options and restricted share rights upon such a termination of your employment, alone or when aggregated with other compensation payable to you, constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “ Code”) and would subject you to an excise tax under Section 4999 of the Code (or successor or similar provisions), the Company shall pay you an additional amount, which, when reduced by all taxes thereon (including any additional tax owed under Section 4999 of the Code (or successor or similar provision)) provides you with sufficient cash to pay the amount of excise tax owed by you on all amounts payable hereunder. If the Internal Revenue Service asserts such an excise tax and the Company does not believe such excise tax is due, you agree to assist the Company in contesting such assertion; provided the Company advances you funds to pay the amount of excise tax when asserted by the IRS and indemnifies you for any penalties or interest resulting from such contest.

5.	Any of your options or restricted share rights that are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continued in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities that would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised or the restricted share rights settled immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share under the options, provided the aggregate option prices payable shall remain the same.

6.	For purposes of this Agreement, Misconduct means (i) your willful engagement in gross misconduct injurious to the Company or your commission of any act of gross negligence or malfeasance with respect to your duties incident to your employment; (ii) your willful failure to attend to the material duties assigned to you by the Board of Directors; (iii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any affiliate thereof, or (iv) your conviction for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of the Company. For purposes of this Agreement, a Corporate Transaction shall not include any merger, whether forward or reverse,

6.

if, immediately after the merger, securities possessing 50% or more of the total combined voting power of the surviving entity or parent thereof are beneficially owned, directly or indirectly, by those persons who were the Company’s stockholders immediately before the merger in substantially the same proportion as their stockholdings immediately before the merger.

EMPLOYMENT AT WILL:

Your employment in the position of Chief Financial Officer will remain employment at will. This means that your position is for no set period or term and just as you have the right to resign your position at any time, for any reason, QRS reserves the right to terminate your employment at any time, with or without cause and with or without advance notice. If any contrary representation has been made to you, this letter supersedes it. Neither subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both of us and copied to QRS’ Vice President, Human Resources.

I trust the above meets your approval. However, should you have any questions or concerns, you should not hesitate to contact me. For our part we look forward to your employment with QRS.

Sincerely,

/s/ Elizabeth A. Fetter

Elizabeth A. Fetter President and Chief Executive Officer

cc: Steve Mitchell

I accept this offer of employment with QRS Corporation on the terms and conditions described above and understand and agree that this offer supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS, including salary, incentive, options, termination and severance.

/s/ David B. Cooper	11/6/03

David B. Cooper, Jr.	Date

7.